UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                           NEWELL RUBBERMAID INC.
   ----------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                 Delaware                          36-3514169
     --------------------------------     ----------------------------
        (State of incorporation or              (I.R.S. Employer
              organization)                   Identification No.)

      Deerfield Corporate Centre One
       13010 Morris Road, Suite 100
            Alpharetta, Georgia                      30004
     --------------------------------     ----------------------------
          (Address of principal                    (Zip Code)
            executive offices)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.
   [   ]

        Securities Act registration statement file number to which this form relates: 001-09608 (if applicable).
                  ---------

   Securities to be registered pursuant to Section 12(b) of the Act:

             Title Of Each Class        Name Of Each Exchange On Which
             To Be So Registered        Each Class Is To Be Registered
             -------------------        ------------------------------
        Common Stock Purchase Rights        New York Stock Exchange
                                            Chicago Stock Exchange

   Securities to be registered pursuant to Section 12(g) of the Act:

                  NONE
                  ----
            (Title of class)







                              EXPLANATORY NOTE

        This Form 8-A/A amends and restates the Registration Statement on Form 8-A dated August 28, 1998, filed by Newell Rubbermaid Inc. (the "Company") with respect to the Common Stock Purchase Rights issued pursuant to the Rights Agreement dated as of August 6, 1998. As of September 29, 2003, the Company and The Bank of New York entered into a First Amendment to the Rights Agreement to appoint The Bank of New York as the Rights Agent under the Rights Agreement, which is filed as
   Exhibit 4.2 hereto and is incorporated herein by reference. The Rights Agreement, as amended through the date hereof, is referred to as the "Rights Agreement."

   ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        On August 6, 1998, the Board of Directors of Newell Rubbermaid Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock, $1.00 par value (the "Common Stock"), of the Company to the stockholders of record on October 31, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $200.00 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York, which was amended to remove First Chicago Trust Company of New York as Rights Agent and to appoint The Bank of New York as the new Rights Agent. The Rights replaced the share purchase rights which were initially distributed to the Company's stockholders by a dividend in 1988 and which expired by their own terms on October 31, 1998.

        Until the earlier to occur of (i) the tenth business day after a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company (such person or group being called an "Acquiring Person" and such date of first public announcement being called the "Stock Acquisition Date"), or (ii) the tenth business day after the commencement or announcement of an intention to make a tender offer or exchange offer which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Company's Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the

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   Company's Common Stock certificates outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on October 31, 2008, unless earlier redeemed by the Company as described below.

        The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
   (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights, options or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness or assets (excluding (a) a regular periodic cash dividend or (b) a dividend payable in Common Stock) or of subscription rights, options or warrants (other than those referred to above).

        In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock (I.E., becomes an Acquiring Person), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will have the right to receive upon exercise thereof, that number of shares of Common Stock having a market value of two times the exercise price of the Right (such right being called the "Flip-In" right).

        In the event that, on or after the Stock Acquisition Date, the Company were acquired in a merger or other business combination, or 50% or more of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that the Company were the surviving corporation in a merger involving the Acquiring Person and the Common Stock were not changed or exchanged, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive upon exercise that number of shares of the Common Stock having a market value of two times the exercise price of the Right (such right being called the "Flip-Over" right). The holder of a right will no longer have a Flip-Over right if, and to the extent that, he has exercised his Flip-In right.

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        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, a cash payment will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

        At any time prior to the time that there is an Acquiring Person, the Company may, at its option, redeem the Rights in whole but not in part, at a price of $.001 per Right (the "Redemption Price"). Immediately upon the authorization of the redemption of the Rights by the Board of Directors of the Company, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        The Board of Directors of the Company may amend the Rights Agreement at any time prior to the time that there is an Acquiring Person, provided that no amendment may adversely affect the interests of the holders of the Rights.

        One Right was distributed to shareholders of the Company for each share of Common Stock owned of record by them as of the close of business on October 31, 1998 and for each additional share of Common Stock that has become outstanding since that date. Until the Distribution Date, the Company will continue to issue one Right with each share of Common Stock that shall become outstanding so that all shares of Common Stock will have attached Rights. As of September 29, 2003, there were 274,361,120 (exclusive of treasury shares) shares of Common Stock issued and outstanding.

        The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved in advance by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock, since until such time the Rights may be redeemed by the Company at $.001 per Right.

        The present dividend distribution of the Rights is not taxable to the Company or its shareholders. The Rights are not dilutive and will not affect reported earnings per share. The Company will receive no proceeds from the issuance of the Rights as a dividend.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

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        The Rights Agreement, which specifies the terms of the Rights and includes the form of Rights Certificate and the Summary of Rights, is attached hereto as an exhibit and incorporated herein by reference. A copy of the Rights Agreement is available free of charge from the Company. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

   ITEM 2.    EXHIBITS.
   -------    ---------

        The following exhibits are filed as a part of this Registration
   Statement:

   EXHIBIT NO.    DESCRIPTION
   -----------    -----------

        4.1 Rights Agreement dated as of August 6, 1998 between Newell Co. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated August 28, 1998).

        4.2       First Amendment to Rights Agreement dated as of
                  September 29, 2003 between Newell Rubbermaid Inc. and The Bank of New York, as Rights Agent.



























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                                 SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

   Dated:  October 27, 2003


                                           NEWELL RUBBERMAID INC.

                                           By:  /s/ Dale L. Matschullat
                                               -------------------------
                                           Name:  Dale L. Matschullat

                                           Title: Vice President -
                                                  General Counsel &
                                                  Corporate Secretary


































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                                EXHIBIT INDEX

   EXHIBIT NO.    DESCRIPTION
   -----------    -----------

        4.1 Rights Agreement dated as of August 6, 1998 between Newell Co. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A dated August 28, 1998).

        4.2       First Amendment to Rights Agreement dated as of
                  September 29, 2003 between Newell Rubbermaid Inc. and The Bank of New York, as Rights Agent.







































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